                         AMENDMENT NO. 1

                               TO

                PENNSYLVANIA POWER & LIGHT COMPANY

                EXECUTIVE RETIREMENT SECURITY PLAN


	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Executive
Retirement Security Plan ("Plan") effective January 1, 1987; and
	WHEREAS, the Plan was amended by Amended and Restated effective August 31, 1995; and
	WHEREAS, the Company desires to further amend the Plan; NOW, THEREFORE, the Plan is hereby amended as follows:
  I.   Effective January 1, 1996, the following sections of
Article II, III, IV, V, VI and XI are amended to read:
2.1 "Actuarial Equivalent" means having or that which has equal actuarial value to the Security Benefit based on the assumptions and factors described in Schedule A of the Retirement Plan. For purposes of Section 4.2(B) and calculating the present value of benefits to determine the value of any Lump Sum payable under the Plan, the Actuarial Equivalent will be based on an interest rate equal to the United States Government 30 year bond rate for the second month prior to retirement as published in the Federal
Reserve Board Statistical Bulletin and the 1983 Group
Annuity Mortality Table.

2.2 "Affiliated Company" or "Affiliated Companies" shall mean any parent or subsidiaries of the Company (or companies under common control with the Company) which are members of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as the Company.

2.3 "Annual Base Salary" means the greater of Participant's annual base salary from the Company for the twelve months immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control.

2.4  "Board" means the Board of Directors of the Company.

2.5 "Bonus" means the higher of the average amount paid to Participant (including as an amount so paid any amount that would have been so paid but for Participant's request that the amount not be paid) pursuant to any bonus or incentive compensation plan or program of the Company ("Incentive Plans") with respect to the three years (or such shorter period for which Participant was covered under a Company sponsored bonus program) preceding the year in which the Date of Termination occurs or the average amount paid (in-cluding as an amount so paid any amount that would have been so paid but for Participant's request that the amount not be paid) with respect to the three years (or such shorter period for which Participant was covered under a Company sponsored bonus program) preceding the year in which the Change in Control occurs.

2.6 "Cause" for termination by the Company or an Affiliated Company of Participant's employment means (i) the willful and continued failure by Participant to substantially perform Participant's duties with the Company or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or (ii) the willful engaging by Participant in conduct which is demonstrably and materially injurious to the Company or an Affiliated Company, monetarily or otherwise. For purposes of clauses (i) and
(ii) of this definition, no act or failure to act, on Par-ticipant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of the Company or an Affiliated Company. In no event shall the termination of employment of any Participant be deemed to have been for Cause unless a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Participant and an opportunity for Participant, together with Participant's counsel, to be heard before the Board) that, in the good faith opinion of the Board, Participant was guilty of conduct set forth in clauses (i) or (ii) of this definition, and specifying the particulars thereof in detail, is delivered to the executive.

	If at the time of determination, Participant is employed by an Affiliated Company, for purposes of this definition and
Section 5.1, the board of directors of such Affiliated
Company shall be substituted for the Board.

2.7 "Change in Control" means the occurrence of any one of the following events: (a) any change in the control of Re-sources of a nature that would be required to be reported in response to Item 1(a) of Form 8-K under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"); (b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Resources and any new director (other than a director designated by a Person who has entered into an agreement with Resources to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board of Directors of Resources or nomination for election by Resources' shareowners was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof; (c) any Person becomes the beneficial owner, directly or indirectly, of securities of Resources representing 20% or more of the combined voting power of Resources' then outstanding securities entitled to vote generally in the election of directors; (d) the approval by the shareowners of Resources of any merger or consolidation of Resources with any other corporation or a plan of complete liquidation of Resources or the sale or other dis-position of all or substantially all of the assets of Re-sources to any other person or persons unless, after giving effect thereto, (1) holders of Resources' then outstanding securities entitled to vote generally in the election of directors will own a majority of the outstanding stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation or any parent (within the meaning of Rule 12b-2 under the Exchange
Act) thereof and (2) the incumbent members of the Board of Directors of Resources as constituted immediately prior thereto shall constitute at least a majority of the di-rectors of the continuing, surviving or transferee corpora-tion and any parent thereof; or (e) the Board of Directors of Resources adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.

2.8  "Company" means Pennsylvania Power & Light Company.

2.9  "Continuation of Coverage" means the benefit provided under
Section 4.3.

2.10  "Date of Termination" has the meaning set forth in Section
5.2.

2.11 "Disability" shall be deemed the reason for the termination by the Company or Affiliated Company of Participant's em-ployment, if, as a result of Participant's incapacity due to physical or mental illness, Participant shall qualify for coverage under the Company's or Affiliated Company's Long-
Term Disability Plan in effect immediately prior to a Change in Control, the Company or Affiliated Company shall have given Participant a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Participant shall not have returned to the full-time performance of Participant's duties.

2.12 "EBPB" means the Employee Benefit Plan Board, the members of which are appointed by the Board.

2.13 "Good Reason" for termination of Participant's employment with the Company or an Affiliated Company by such Participant means the occurrence (without Participant's ex-press written consent) of any one of the following acts by the Company or an Affiliated Company:

	(a) the assignment to Participant of any duties inconsis-tent with Participant's status as an executive officer or key employee of the Company or an Affiliated Company or a substantial adverse alteration in the nature or status of Participant's responsibilities from those in effect imme-diately prior to a Change in Control;

	(b) a reduction by the Company or Affiliated Company of Participant's annual base salary as in effect on the Effective Date of this restated Plan, or as the same may be increased from time to time;

	(c) the relocation of the Participant's principal work location to a location more than 30 miles from such work location immediately prior to a Change in Control;

	(d) the failure by the Company or Affiliated Company to pay to Participant any portion of Participant's current compen-sation or to pay to Participant any portion of an install-ment of deferred compensation under any deferred com-pensation program of the Company or Affiliated Company, within seven (7) days of the date such compensation is due;

	(e) the failure by the Company or Affiliated Company to continue in effect any compensation or benefit plan in which Participant participates immediately prior to a Change in Control which is material to Participant's total compensa-tion, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or Affiliated Company to continue Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Participant's participation relative to other participants, as existed at the time of a Change in Control, or

	(f) the failure by the Company or Affiliated Company to continue to provide Participant with benefits substantially similar to those enjoyed by Participant under any of the Company's or Affiliated Company's pension, retirement, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to a Change in Control, the taking of any action by the Company or Affiliated Company which would directly or indirectly materially reduce any of such bene-fits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to a Change in Control, or the failure by the Company or Affiliated Company to provide Participant with the number of paid vacation days to which Participant is entitled on the basis of years of service with the Company or Affiliated Company in accordance with the Company's or Affiliated Company's normal vacation policy in effect immediately prior to a Change in Control.

	Participant's right to terminate his or her employment with the Company or Affiliated Company for Good Reason shall not be affected by Participant's incapacity due to physical or mental illness. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good
Reason hereunder.

2.14  "Lump Sum" has the meaning set forth in Section 7.3.

2.15  "Notice of Termination" has the meaning set forth in
Section 5.1.

2.16  "Officers Deferred Compensation Plan" means the
Pennsylvania Power & Light Company Officers Deferred
Compensation Plan, as amended from time to time.

2.17 "Participant" means an eligible officer of the Company, or a former eligible officer of the Company who was transferred to an Affiliated Company within six months prior to a Change in Control, entitled to receive benefits under this Plan under Article III.

2.18 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i)
Resources or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Resources or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of Resources in substantially the same proportions as their ownership of stock of Resources.

2.19 "Plan" means this Executive Retirement Security Plan, as amended from time to time.

2.20 "Potential Change in Control" means the occurrence of any one of the following events or conditions:

	(a) Resources enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

	(b) any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

	(c) any Person is or becomes the beneficial owner, directly or indirectly, of securities of Resources representing 5% or more of the combined voting power of Resources' then out-standing securities entitled to vote generally in the election of directors.

	(d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

2.22 "Projected Years of Service" means the number of full or partial twelve-month periods beginning on the date on which a Participant attains the age of 30 and ending on the date a Participant ceases to accrue benefits under the Retirement Plan.

2.23  "Resources" shall mean PP&L Resources, Inc.

2.24  "Retirement Plan" means The Retirement Plan of Pennsylvania
Power & Light Company, as amended from time to time.

2.25 "Security Benefit" means the security benefit payable under this Plan calculated under Article IV.

2.26  "SERP" means the Pennsylvania Power & Light Supplemental
Executive Retirement Plan, as amended from time to time.

2.27 "Supplemental Final Average Earnings" means twelve times the monthly average of a Participant's Cash Compensation (as defined by the Officers Deferred Compensation Plan) for the 12 full consecutive months in the final 60 (or fewer) full consecutive months of employment with the Company which yield the highest average. For this purpose, non-consecutive months interrupted by periods in which the Participant receives no Cash Compensation shall be treated as consecutive. If a Participant does not have 12 full consecutive months of employment with the Company, his Supplemental Final Average Earnings shall be the total of the Cash Compensation earned for the number of months of employment. The amount of Cash Compensation for each month shall be increased by the value of (1) any Awards (including any dividends distributed on Restricted Stock during the Restriction Period) granted to Participant under the Incentive Compensation Plan attributable to such month, and
(2) any cash grants awarded to Participant pursuant to the executive incentive awards program initially approved by the Board on October 25, 1989. For the purpose of determining the amount by which Cash Compensation is increased, the EBPB will determine (a) the value of any Award under the Incen-tive Compensation Plan prorated over the 12 consecutive month period for which the Award was granted; (b) the amount of any dividends distributed on Restricted Stock during the Restriction Period and prorate such amount over the period for which such dividends are paid; and (c) the amount of any cash grant awarded under the executive incentive awards program and prorate such amount over the 12 consecutive month period for which the Award was granted.

2.28 "Years of Service" means the number of full and partial years used to calculate Participant's accrued benefit under the Retirement Plan, beginning at the Participant's age 30.

3.1 All officers of the Company (i) who are in positions in Company Salary Grades I through IV any time within six months prior to the occurrence of a Change in Control and
(ii) whose employment with the Company or an Affiliated Company is terminated either (A) by the Company or Affiliated Company for any reason other than for Cause or Disability, or (B) by Participant for Good Reason, in either case within three (3) years following a Change in Control, shall be entitled to receive benefits under this Plan. Participant's employment shall be deemed to have been ter-minated following a Change in Control by the Company or an Affiliated Company without Cause or by Participant for Good Reason if Participant's employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with Resources the consummation of which will constitute a Change in Control or if Participant terminates his employment with Good Reason prior to a Change in Control (determined by treating a Po-tential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

4.2 The Security Benefit for Participant shall be calculated as an annual amount payable for the life of Participant (except as otherwise provided in Section 7.3, below), equal to the greater of (a) or (b) as follows:

	(a)  (1) minus (2):

	    (1)  the greater of (A) or (B)

	       (A)  (i)  2.7% of Participant's Supplemental Final
Average Earnings times his Years of Service up to 20, plus

	           (ii)  1.0% of Participant's Supplemental Final
Average Earnings times his Years of Service in excess of 20 but not more than 30 Years of Service,

                    or

	       (B)  (i)  2.7% of Participant's Supplemental Final
Average Earnings times his Projected Years of
Service up to 20, plus

	           (ii)  1.0% of Participant's Supplemental Final
Average Earnings times his Projected Years of
Service in excess of 20 but not more than 30
Projected Years of Service, less

	          (iii) the annual amount payable to a Participant from Prior Plan,

	   (2) (A)   the annual amount payable as the maximum
primary Social Security benefit payable to an individual aged 65 in the year of Participant's retirement whether or not received by Participant,

	       (B)   the annual amount provided by the Retirement
Plan and supplemental payments under paragraph
7(a) of the Officers Deferred Compensation Plan, and

	       (C) the annual amount payable to a Participant from the SERP.

	             or

	(b) (1) For Participants in Company Salary Grades I, II or III anytime within six months prior to a Change in Control, an annual payment for the life of the Participant, the Actuarial Equivalent of which is equal to the product of (i) the sum of such Participant's Annual Base Salary and Bonus and (ii) a factor of three (3), or

	     (2) For Participants in Company Salary Grade IV anytime within six months prior to a Change in Control, an annual payment for the life of the Participant, the Actuarial Equivalent of which is equal to the product of (i) the sum of such Participant's Annual Base Salary and Bonus and (ii) a factor of two (2).

	In the event the Participant commences benefits on or after age 50, the Security Benefit calculated pursuant to Section
4.2(a) shall be unreduced. In the event the Participant commences benefits prior to attainment of age 50, the Security Benefit shall be calculated pursuant to Section
4.2(a), as a benefit payable for the life of the Participant commencing at the Participant's age 50, using the Participant's Years of Service on the Date of Termination, and then reduced on an Actuarially Equivalent basis from age
50 to reflect the actual benefit commencement date.

5.2 "Date of Termination", with respect to any purported ter-mination of the Participant's employment after a Change in Control, shall mean (i) if the Participant's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Participant shall not have returned to the full-time performance of Participant's duties during such thirty (30) day period), and (ii) if the Participant's employment is terminated for any other rea-son, the date specified in the Notice of Termination
(which, in the case of a termination by the Company or an Affiliated Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Participant, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

5.4 If a purported termination occurs following a Change in Control, and such termination is disputed in accordance with Section 5.3 hereof, the Company or Affiliated Company shall continue to pay Participant the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue Participant as a participant in all compensation, benefit and insurance plans in which Participant was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section
5.3 hereof. Amounts paid under this Section 5.4 are in addition to all other amounts due under this Plan and shall not be offset against or reduce any other amounts due under this Plan.

6.1  Security Benefit payments (including payment of the Lump
Sum, if applicable) shall begin as soon as practicable fol-lowing the Participant's termination of employment with the Company and all Affiliated Companies.

11.1 Notwithstanding any other provisions of this Plan to the contrary, in the event that any payment or benefit received or to be received by Participant in connection with a Change in Control or the termination of Participant's employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company or Affiliated Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including under the Plan, being hereinafter called "Total Payments") would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Security Benefit shall be reduced to the extent necessary so that no portion of the Total Payments is sub-ject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of
Section 280G of the Code in such other plan, arrangement or agreement) if, and only if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) is greater than (B) the excess of
(i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of feder-al, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Participant would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Participant shall have effectively waived in writing prior to the date of Participant's termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable com-pensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and
(iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the payment of benefits under the Plan, the Company shall provide Participant with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Participant to evaluate the Company's calculations.

II.	Except as provided for in this Amendment No. 1, all other
provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 1 is executed this
  16th day of May, 1996.
                                PENNSYLVANIA POWER & LIGHT COMPANY


                                By:/s/ John M. Chappelear_____________
                                   John M. Chappelear
                                   Chairman
                                   Employee Benefit Plan Board